AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) will be effective as of April 30, 2012 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware limited liability company (the “Company”), and Joseph Busky (“Busky”).

WITNESSETH:

WHEREAS, the Company and Busky entered into an employment agreement dated July 16, 2008 (the “Prior Agreement”);

WHEREAS, the Company and Busky wish to amend and restate the Prior Agreement;

WHEREAS, the Company wishes to provide an inducement for Busky to remain in its employ as its Chief Financial Officer (“CFO”); and

WHEREAS, Busky is willing to remain in the employ of the Company as its Chief Financial Officer on the terms and conditions hereafter set forth.

NOW, THEREFORE, the Company and Busky hereby agree that, as of the Effective Date, the Prior Agreement is amended and restated in its entirety to read as follows:

1. Employment; Position and Duties. The Company agrees to employ Busky, and Busky agrees to be employed by the Company, upon the terms and conditions of this Agreement. Busky shall be employed by the Company as the Company’s Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer of the Company (the “CEO”). In this capacity, Busky agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Busky’s duties shall include all those duties customarily performed by the CFO, as well as those additional duties commensurate with his position as CFO that may be reasonably assigned by the CEO or the Board of Directors of the Company (the “Board”). Busky shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Busky.

2. Term of Employment. This Agreement shall become effective upon the Effective Date and shall expire on December 31, 2016, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Busky, or by the Company’s CEO or Board, at any time, with or without Cause (as defined below). Upon the termination of Busky’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, and 10 of this Agreement.

3. Compensation. Busky shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Busky shall be paid a base salary (“Base Salary”) of $37,500 per month (or $450,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Busky’s salary shall be reviewed on an annual basis by the Board for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Busky’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Busky shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Busky shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses. In addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus at a target of not less than fifty percent (50%) of his Base Salary, with an opportunity to earn a maximum bonus of two hundred percent (200%) of his target (the “Performance Bonus”). The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) The Performance Bonus shall have a target payment date within 2 ½ months following the end of the fiscal year of the Company, but in no event shall the Performance Bonus be paid later than the end of the calendar year following the end of the fiscal year on which the Performance Bonus is based, unless such amounts have otherwise been deferred in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Expenses. In addition to reimbursement for business expenses incurred by Busky in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Busky for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s). In addition, Busky shall be reimbursed up to $800 per month for automobile expenses.

4. [Reserved]

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5. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Busky’s employment by the Company for Cause (as defined below), the termination of Busky’s employment by reason of his death or disability, or the termination of Busky’s employment by Busky for any reason other than Good Reason (as defined below), Busky shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 3(a), 3(b), and 3(c) through the date of termination, or in the case of any equity awards, vested through the date of termination. Any unvested portion of any equity awards shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Busky’s employment is terminated by the Company for any of the following reasons:

(i)	his failure to perform reasonably assigned duties as CFO of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii)	theft, dishonesty, or falsification of any employment or Company records by Busky;

(iii)	the determination by the CEO or the Board that Busky has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv)	the determination by the CEO or the Board that Busky has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v)	the material breach by Busky of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination for “Good Reason” occurs if Busky terminates his employment for any of the following reasons, unless such condition is fully corrected within thirty (30) days after Busky gives the Company written notice thereof:

(i)	the Company materially reduces Busky’s duties or responsibilities below what is customary for a CFO of a business that is similar to the Company without Busky’s consent;

(ii)	the Company requires Busky to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii)	the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Busky to the Company specifying the action which constitutes the breach and demanding its discontinuance;

Notwithstanding the foregoing, Busky must provide the Company with written notice of any one (1) or more of the conditions or reasons set forth in this definition of Good Reason within ninety (90) days of the initial existence of the condition for such condition to constitute termination for “Good Reason”, and in no event may Busky terminate employment for Good Reason more than two (2) years following the initial existence of the condition for which Busky is terminating his employment.

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(b) Termination Without Cause or Termination for Good Reason. If Busky’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Busky’s employment is terminated by Busky for Good Reason, Busky shall be entitled to:

(i)	receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Busky’s employment;

(ii)	immediate vesting of (A) all restricted stock granted on or about July 16, 2008 and (B) all stock options granted on or about July 16, 2008;

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Busky shall have executed a general release and waiver of claims against the Company, consistent with Section 8 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Busky’s rights under this Section 5(b). In addition. if Section 409(A) of the Code requires that a payment hereunder may not commence for a period of six(6) months following the termination of Busky’s employment, then such payments shall be withheld by the Company and paid as permissible, along with such other monthly payments then due and payable.

6. Change of Control. If during the three (3) months prior to the public announcement of a proposed Change of Control, or at any time following a Change of Control, Busky’s employment is terminated by the Company for any reason other than Cause, or terminated by Busky for Good Reason, Busky shall be entitled to, in addition to the compensation provided in Section 5(b)(i) above, immediate vesting of (i) all restricted stock granted on or about July 16, 2008, provided that, for purposes of this Section 6, a “Change of Control” shall have the same meaning as a “Change of Control” set forth in the Company’s 2006 Stock Incentive Plan.

7. Employee Inventions and Proprietary Rights Assignment Agreement. Busky agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as previously executed by Busky and attached hereto as Exhibit A.

8. Covenants Not to Compete or Solicit. During Busky’s employment and for a period of two (2) years following the termination of Busky’s employment for any reason, Busky shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

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(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Busky had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his or his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 8 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

9. Equitable Remedies. Busky acknowledges and agrees that the agreements and covenants set forth in Sections 7 and 8 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Busky breaches any of the terms of said covenants, and that in the event of Busky’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Busky accordingly agrees that, in the event of any actual or threatened breach by Busky of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

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10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Busky and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Busky acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

11. Governing Law. This Agreement has been executed in the State of Illinois, and Busky and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Busky, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. Each payment under the Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. In the event that any amount due to Busky hereunder after the termination of his employment shall be considered to be deferred compensation pursuant to Code Section 409A, and it is determined that Busky is a “specified employee” for purposes of Code Section 409A, then the Company shall delay the payment of such amount for six (6) months after the termination of his employment (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Code Section 409A. The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Code Section 409A.

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14. Adjustments Due to Excise Tax .

(a)           If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Busky for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Busky (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Busky is subject to the Excise Tax.  Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Busky would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 14(a), the Busky shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Code Section 409A.

(b)           The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Busky (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 14, including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 14, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and Busky shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 14.  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

15. Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Busky and the Company regarding the terms and conditions of his employment, with the exception of the provision of the Company’s 2006 Stock Incentive Plan incorporated by reference into this Agreement pursuant to Section 6 above. This Agreement supersedes all prior negotiations, representations or agreements between Busky and the Company, whether written or oral, concerning Busky’s employment.

16. No Conflict. Busky represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Busky is a party or by which Busky is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Busky.

17. Validity. Except as otherwise provided in Section 7 above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18. Modification. This Agreement may not be modified or amended except by a written agreement signed by Busky and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30th day of April, 2012.

INNERWORKINGS, INC.,

a Delaware limited liability company

/s/ Joe Busky
Joe Busky

By:	/s/ Eric D. Belcher
Eric D. Belcher

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